Exhibit 10.32

SETTLEMENT AGREEMENT AND RELEASE

This AGREEMENT is by and between NMT Medical, Inc., a Delaware corporation (the “Company”) and John E. Ahern (the “Executive”).

WHEREAS, the Executive and the Company previously entered into a Third Amended and Restated Employment Agreement dated October 18, 2007 (the “Employment Agreement”), providing for the Executive’s employment by the Company as its President and Chief Executive Officer;

WHEREAS the Executive has resigned from his employment with the Company and from all positions held including but not limited to President, Chief Executive Officer and Member of the Board of Directors;

WHEREAS the Company and the Executive wish to resolve all claims relating to the Executive’s separation from employment with the Company including, but not limited to, any claims arising out of either party’s obligations under the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and conditions set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Resignation Date. The Executive agrees that the effective date of the Executive’s resignation from the Company is February 9, 2009 (the “Resignation Date”). The Executive further agrees that as of the Resignation Date, he shall resign from any and all positions he holds with the Company, including but not limited to President, Chief Executive Officer and Member of the Board of Directors of the Company.

2.	Consideration. In return for the Executive’s timely execution of this Agreement, including the release of claims in section 3 below, and the Executive’s compliance with the terms of this Agreement, the Company agrees to provide the Executive with the following severance benefits (“the Severance Benefits”):

a. The Company shall pay the Executive’s salary for a period of twelve (12) months from the Resignation Date, for a total of $460,000, less all applicable federal and state taxes, which amounts shall be payable on a bi monthly payment schedule on the 15th and the last day of the month in arrears, in accordance with the Company’s regular payroll practices;

b. On or about February 28, 2009, the Company shall pay the Executive a bonus for 2008, in the amount of $55,200, less all applicable federal and state taxes;

c. Provided the Executive timely elects and remains eligible to continue receiving health benefits pursuant to the federal COBRA law, for a period of eighteen (18) months from the Resignation Date (the “Benefits Continuation Period”), the Company shall pay the premium for dental insurance coverage on behalf of the Executive and eligible family members. If at any time during the Benefits Continuation Period, the Executive ceases to remain eligible to continue such dental coverage pursuant to the federal COBRA law, for the remaining portion of the Benefits Continuation Period, the Company shall pay the Executive, in monthly installments, an amount equal to the premium for dental insurance coverage that the Company would have paid on the Executive’s behalf had he remained eligible for COBRA coverage. In addition, notwithstanding anything to the contrary in this Agreement, for a period of eighteen (18) months from the Resignation Date, the Company shall reimburse the Executive on a monthly basis for the amounts paid by the Executive in connection with continuing certain health insurance coverage obtained through the Executive’s former employer, (the “Outside Health Insurance”) net of all taxes and required deductions, to the same extent that the Company had been paying for such Outside Health Insurance immediately prior to the Resignation Date.

d. The Company represents and warrants that attached as Exhibit A hereto is a true and correct table setting forth all of the stock options issued to the Executive (the “Options”). The Company agrees that any and all Options granted to the Executive that were unvested prior to the Resignation Date are accelerated and are immediately vested as of the Resignation Date. The Company agrees that the exercise period of all Options is extended through July 31, 2010, notwithstanding anything to the contrary set forth in any agreement relating to such Options. The Company represents that this subparagraph (d) shall be deemed to be an amendment to the Options as if fully set forth in each agreement relating to the Options; and further that the Company has obtained any and all approvals and consents necessary to grant the forgoing amendments; and further that the Company shall promptly take any and all actions to effectuate the foregoing, if required.

e. The Company shall pay on the date hereof to the Executive an amount equal to $35,384.62, less all applicable federal and state taxes, representing all accrued but unused vacation owed to the Executive.

3.

Release. In consideration of the benefits provided by the Company in Section 2 of this Agreement, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its current and former officers, directors, owners, stockholders, agents, employees, attorneys, corporate affiliates, parents, and subsidiaries (collectively, the “Released Parties”), from any and all claims, charges, complaints, suits, demands, actions, causes of action, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties including, but not limited to, those claims arising out of the Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair

Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract, including any claims under the Employment Agreement; and any claim or damage arising out of the Executive’s employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Executive from filing, cooperating with, or participating in any proceeding before the EEOC, a state Fair Employment Practices Agency, or before any other administrative, state or federal agency (except that the Executive acknowledges that the Executive may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Nothing in this Agreement or in the foregoing release shall be construed to modify, limit, release or otherwise affect any indemnification obligations that the Company has to the Executive in his capacity as an officer, director, consultant, employee and agent of the Company and, to the extent applicable, each subsidiary of the Company, under the Certificate of Incorporation of the Company, the Bylaws, Section 145 of the Delaware General Corporation Law, and under any applicable Directors and Officers Insurance policy.

Likewise, the Company fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive from any and all claims, charges, complaints, suits, demands, actions, causes of action, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which it ever had or now has against the Executive including, but not limited to, those claims arising out of the Executive’s employment with and/or separation from the Company; provided, however, that nothing in this Agreement prevents the Company from cooperating with or participating in any proceeding before any administrative, state or federal agency.

4.	Employment Agreement. The Executive and the Company agree that the Severance Benefits described in Section 2 of this Agreement fulfill any and all obligations the Company may have pursuant to Section 14(b) of the Employment Agreement. The Executive further agrees that his rights under Section 6 of the Employment Agreement are terminated.

5.	Business Expenses and Compensation. The Executive acknowledges that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in section 2 of this Agreement. The Executive further acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him other than reasonable business expenses incurred in the one month period prior to the Resignation Date, which the Executive will submit within ten (10) days of the date hereof and which the Company shall pay within ten (10) business days to the Executive by wire transfer.

6.	Non-Disparagement. The Executive understands and agrees that, as a condition of this Agreement, he shall not at any time make any false, disparaging, derogatory or defamatory statements in public or in private regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects or financial condition. Likewise the Company understands and agrees that, as a condition of this Agreement, it shall cause its officers, directors and all employees whom it makes privy to the terms of this Agreement not to make any false, disparaging, derogatory or defamatory statements in public or in private regarding the Executive. Nothing in this paragraph shall prevent the Company or the Executive from making truthful disclosures to any governmental entity or in any litigation or arbitration or as otherwise required by law, regulation or rule.

7.	Non-Disclosure, Non-Solicitation and Non-Competition. The Executive restates and affirms his obligation to keep confidential and not to disclose or use any and all non-public information concerning the Company that he acquired during the course of his relationship with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the Employee Nondisclosure and Secrecy Agreement dated as of September 21, 2000 between the Company and the Executive, which remains in full force and effect for the terms set forth therein. The Executive further restates and affirms his non-competition and non-solicitation obligations, as is and subject to the terms and conditions as stated more fully in Section 9 of the Employment Agreement between the Company and the Executive, which remains in full force and effect as to those provisions as if they were incorporated herein for the term set forth therein.

8.	Return of Company Property. The Executive agrees to return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in the Executive’s possession or control and that he will leave intact all electronic Company documents, including but not limited to, those that he developed or helped to develop during his employment with the Company. The Executive further confirms that he has cancelled or transferred all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

9.	Cooperation. The Executive agrees to reasonably cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to the Executive and the Company. The Executive also agrees to reasonably cooperate with the Company in the transitioning of his work, and will be available to the Company for this purpose or any other purpose reasonably requested by the Company. All expenses for travel, food and lodging incurred by the Executive in connection with this Section 9 shall be paid within ten (10) days of presentation of an invoice by the Executive. In connection with any cooperation requested by this Section 9, the Company agrees to make reasonable efforts to accommodate any personal or professional scheduling conflicts that Executive may have.

10.	Existing Claims. The Company represents that it has not filed any lawsuits, charges, complaints or claims against Executive in any court or with any governmental agency regarding any of the matters released by it. Likewise, the Executive represents that he has not filed any lawsuits, charges, complaints or claims against the Company in any court or with any governmental agency regarding any of the matters released by him.

11.	Neutral Reference. In the event that any news media, actual or prospective employer, business associate, or partner of the Executive or third party contacts the Company to request a reference or to verify employment, the Company shall limit the information it provides to the following information: (a) the fact that Executive was engaged by the Company; (b) the dates during which Executive was engaged; (c) the positions that Executive held while engaged at the Company; and (d) such additional information as set forth in the press release dated Exhibit B attached hereto.

12.	Legal Fees. The Company shall reimburse the Executive’s legal fees incurred in connection with the negotiation of this Agreement in an amount not to exceed $5,000 within ten (10) days following the presentation of an invoice.

13.	Amendment. This Agreement shall be binding upon the Parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.

14.	Waiver of Rights. No delay or omission by the Company or the Executive in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.	Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

16.	Confidentiality. To the extent permitted by law, the Executive and the Company agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Executive and the Company, its officers, directors and all employees whom the Company makes privy to the terms of this Agreement and each of their agents and representatives and none of the above shall be disclosed except to Executive’s spouse, attorneys, tax and financial advisors, and federal, state and local tax authorities, or as otherwise required by federal or state law or as agreed to in writing by the Company in the case of the Executive or the Executive in the case of the Company.

17.	Tax Provision. In connection with the Severance Benefits provided to the Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. The Executive acknowledges that he is not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits described herein.

18.	Nature of Agreement. This Agreement is not and shall not in any way be construed as an admission by either Party of an admission of liability or wrongdoing on the part of the Company.

19.	Voluntary Assent and Acknowledgements. The Executive represents that no promises or agreements of any kind (other than those expressly made by the Company in this Agreement) have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive acknowledges that he has been given an opportunity to consult with his attorney, who has been advising him regarding this Agreement. The Executive further represents that he has carefully read this Agreement, understands its contents, freely and voluntarily assents to all of its terms and conditions and signs his name of his own free act.

20.	Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or its subject matter.

21.	Ambiguity. This Agreement shall be construed as if it were jointly prepared by both Parties. Any uncertainty contained in this Agreement shall not be construed against any one party.

22.	Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the Parties with respect to the termination of the Executive’s employment and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith, except as specifically stated herein.

23.	Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

NMT MEDICAL, INC.

	/s/ Francis J. Martn	Date:	2/11/2009
By:	Francis J. Martin
NMT Medical, Inc.
Interim President and Chief Executive Officer

JOHN E. AHERN

	/s/ John E. Ahern	Date:	2/11/2009